Exhibit 99.1

Independence Realty Trust, Inc. Declares Monthly Cash Distributions

PHILADELPHIA, PA – August 2, 2011 - On July 28, 2011, the board of directors of Independence Realty Trust, Inc. (“IRT”) authorized and declared a special distribution for July 2011 and distributions for the months of August and September 2011. The July distribution will be paid to the stockholder of record on July 29, 2011 in an amount equal to $0.0509589 per share, which for the month of July is equivalent to a 6.0% annualized rate based on a share price of $10.00. This distribution will be paid on or before August 15, 2011. The declared distributions for the months of August and September will be payable to stockholders of record at a rate of $0.0016438 per share per day, which is an amount that is equivalent to a 6.0% annualized distribution rate based on a share price of $10.00. Distributions for the months of August and September will be aggregated and paid on or before the fifteenth day following the completion of each respective month. All distributions will be paid in cash or reinvested in stock for those participating in IRT’s distribution reinvestment plan.

A copy of the prospectus for the offering is available without charge upon written request addressed to Independence Realty Trust, Inc., c/o Independence Realty Securities, LLC, 80 South 8th Street, Suite 4610, Minneapolis, MN 55402. Phone inquiries may be directed to (877) 301-1003.

About Independence Realty Trust, Inc.

Independence Realty Trust, Inc. is a Maryland corporation that plans to qualify as a real estate investment trust (“REIT”). IRT’s investment strategy is to invest in a diversified portfolio focused on multifamily properties located throughout the United States. IRT’s primary investment objectives are to pay attractive and consistent cash distributions to its stockholders, preserve invested capital and provide a diversified direct investment in multifamily properties. IRT’s sponsor is RAIT Financial Trust (NYSE: RAS), a publicly traded REIT.

Forward Looking Statements

This press release may contain forward-looking statements with respect to IRT. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the ability of IRT to effectively raise capital in its offering, uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of IRT’s investment strategy; and other risk factors as outlined in IRT’s registration statement on Form S-11 (Registration No. 333-173391) and periodic reports filed with the U.S. Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Independence Realty Trust, Inc. Contact

Andres Viroslav

215.243.9000

aviroslav@irtreit.com